Exhibit 99.1

Cohu Reports First Quarter 2013 Operating Results

POWAY, Calif., May 1, 2013 — Cohu, Inc. (NASDAQ:COHU) today reported fiscal 2013 first quarter net sales of $56.0 million and GAAP net loss of $12.1 million or $0.49 per share. The Company also reported non-GAAP results, with first quarter 2013 net loss of $8.0 million or $0.32 per share.

GAAP Results

	Q1 FY 2013	Q4 FY 2012	Q1 FY 2012
Net sales	$ 56.0 million	$ 50.7 million	$ 53.3 million
Net loss	$ (12.1) million	$ (5.2) million	$ (3.2) million
Loss per share	$ (0.49)	$ (0.21)	$ (0.13)

Non-GAAP Results

	Q1 FY 2013	Q4 FY 2012	Q1 FY 2012 (1)
Non-GAAP net loss	$ (8.0) million	$ (1.7) million	$ (1.4) million
Non-GAAP loss per share	$ (0.32)	$ (0.07)	$ (0.06)

(1)	Non-GAAP results for the first quarter of 2012 were revised in the current period to exclude the impact of other acquisition costs incurred in connection with the acquisition of Ismeca.

Results for Q1 2013 include Ismeca, acquired on December 31, 2012. Sales of semiconductor equipment accounted for 87% of fiscal 2013 first quarter sales. Microwave communications equipment and video cameras and related equipment contributed 6% and 7%, respectively, for the same period.

Orders were $60.3 million for the first quarter of 2013, including Ismeca orders of $17.7 million, and $42.1 million for the fourth quarter of 2012. Orders for semiconductor equipment were $52.5 million in the first quarter of 2013 compared to $33.7 million in the fourth quarter of 2012. Total consolidated backlog was $63.4 million at March 30, 2013 compared to $44.7 million at December 29, 2012. Cohu expects second quarter 2013 sales to be approximately $65 million.

James A. Donahue, Chairman, President and Chief Executive Officer stated, “Sales of semiconductor equipment were on plan. First quarter results were impacted by several unusual items, including deferral of revenue recognition at Ismeca under U.S. GAAP, restructuring charges, a required purchase accounting inventory write-up and related cost of sale impact at Ismeca, as well as a shortfall in revenue in our mobile microwave business due to government funding delays.”

Donahue concluded, “Equipment utilization on customers’ test floors reached 80% in March, for the first time in two years and as the quarter progressed, customer activity increased. These are encouraging indicators that industry business conditions are improving. With our broad product line, which spans pick and place, gravity, test in strip and turret handlers, as well as key enabling technologies that provide customers with cost-effective solutions and critical capabilities, we are in an excellent position to benefit from improved conditions in the semiconductor industry.”

Use of Non-GAAP Financial Information:

Included within this press release are non-GAAP financial measures that supplement the Company’s Condensed Consolidated Statements of Operations prepared under generally accepted accounting principles (GAAP). These non-GAAP financial measures adjust the Company’s actual results prepared under GAAP to exclude charges and the related income tax effect for share-based compensation, the amortization of acquired intangible assets, manufacturing transition costs, other acquisition costs and the purchase accounting inventory step-up included in cost of goods sold. Reconciliations of GAAP to non-GAAP amounts for the periods presented herein are provided in schedules accompanying this release and should be considered together with the Condensed Consolidated Statements of Operations.

These non-GAAP measures are not meant as a substitute for GAAP, but are included solely for informational and comparative purposes. The Company’s management believes that this information can assist investors in evaluating the Company’s operational trends, financial performance, and cash generating capacity. Management believes these non-GAAP measures allow investors to evaluate Cohu’s financial performance using some of the same measures as management. However, the non-GAAP financial measures should not be regarded as a replacement for (or superior to) corresponding, similarly captioned, GAAP measures.

Forward Looking Statements:

Certain matters discussed in this release, including statements concerning Cohu’s new products, expectations of business conditions, orders, sales, revenues and operating results are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected or forecasted. Such risks and uncertainties include, but are not limited to, risks associated with acquisitions, inventory, goodwill and other intangible asset write-downs; our ability to convert new products under development into production on a timely basis, support product development and meet customer delivery and acceptance requirements for next generation equipment; our reliance on third-party contract manufacturers; failure to obtain customer acceptance resulting in the inability to recognize revenue and accounts receivable collection problems; customer orders may be canceled or delayed; the concentration of our revenues from a limited number of customers; intense competition in the semiconductor test handler industry; our reliance on patents and intellectual property; compliance with U.S. export regulations; and the cyclical and unpredictable nature of capital expenditures by semiconductor manufacturers. These and other risks and uncertainties are discussed more fully in Cohu’s filings with the Securities and Exchange Commission, including the most recently filed Form 10-K and Form 10-Q. Cohu assumes no obligation to update the information in this release.

About Cohu:

Cohu is a supplier of test handling, burn-in, thermal subsystems and MEMS test solutions used by the global semiconductor industry, microwave communications and video equipment.

Cohu will be conducting their conference call on Wednesday, May 1, 2013 at 1:30 p.m. Pacific Time/4:30 p.m. Eastern Time. The call will be webcast at www.cohu.com. Replays of the call can be accessed at www.cohu.com.

For press releases and other information of interest to investors, please visit Cohu’s website at www.cohu.com. Contact: Jeffrey D. Jones - Investor Relations (858) 848-8106

COHU, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except per share amounts)

	Three Months Ended (1)
	March 30, 2013 (2)	March 31, 2012
Net sales	$56,016	$53,296
Cost and expenses:
Cost of sales	40,432	37,757
Research and development	13,460	8,370
Selling, general and administrative	15,053	10,876

	68,945	57,003

Loss from operations	(12,929)	(3,707)
Interest and other, net	10	92

Loss before income taxes	(12,919)	(3,615)
Income tax benefit	(816)	(391)

Net loss	$(12,103)	$(3,224)

Loss per share:
Basic	$(0.49)	$(0.13)

Diluted	$(0.49)	$(0.13)

Weighted average shares used in computing loss per share:(3)
Basic	24,657	24,353

Diluted	24,657	24,353

(1)	The three-month periods ended March 30, 2013 and March 31, 2012 were each comprised of 13 weeks.
(2)	On December 31, 2012 Cohu completed the acquisition of Ismeca and its results have been included since that date.
(3)	For the quarters ended March 30, 2013 and March 31, 2012, potentially dilutive securities were excluded from the per share computations due to their antidilutive effect.

COHU, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands) (Unaudited)

	March 30, 2013 (1)	December 29, 2012
Assets:
Current assets:
Cash and investments	$48,701	$110,229
Accounts receivable	56,520	36,986
Inventories	73,301	62,332
Deferred taxes and other	14,671	11,536

Total current assets	193,193	221,083
Property, plant & equipment, net	35,703	35,464
Goodwill	76,265	58,756
Intangible assets, net	41,134	18,977
Other assets	703	593

Total assets	$346,998	$334,873

Liabilities & Stockholders’ Equity:
Current liabilities:
Deferred profit	$5,561	$2,139
Other current liabilities	49,079	34,241

Total current liabilities	54,640	36,380
Deferred taxes and other noncurrent liabilities	27,985	17,594
Stockholders’ equity	264,373	280,899

Total liabilities & stockholders’ equity	$346,998	$334,873

(1)	Includes Ismeca which was acquired on December 31, 2012 for $54.5 million funded out of Cohu’s existing cash reserves.

COHU, INC.

Supplemental Reconciliation of GAAP Results to Non-GAAP Financial Measures (Unaudited)

(in thousands, except per share amounts)

		Three Months Ended
	March 30, 2013	December 29, 2012	March 31, 2012
Loss from operations- GAAP basis (a)	$(12,929)	$(5,705)	$(3,707)
Non-GAAP adjustments:
Share-based compensation included in (b):
Cost of goods sold	68	138	105
Research and development	515	413	323
Selling, general and administrative	838	816	616

	1,421	1,367	1,044
Amortization of intangible assets included in (c):
Cost of goods sold	1,453	909	847
Selling, general and administrative	271	155	156

	1,724	1,064	1,003
Manufacturing transition costs included in selling, general and administrative (d)	457	—	—
Other acquisition costs included in selling, general and administrative (e)	264	1,341	27
Inventory step-up included in cost of goods sold (f)	858	—	—

Loss from operations - non-GAAP basis (g)	$(8,205)	$(1,933)	$(1,633)

Net loss - GAAP basis	$(12,103)	$(5,161)	$(3,224)
Non-GAAP adjustments (as scheduled above)	4,724	3,772	2,074
Tax effect of non-GAAP adjustments (h)	(599)	(302)	(298)

Net loss - non-GAAP basis	$(7,978)	$(1,691)	$(1,448)

GAAP net loss per share - diluted	$(0.49)	$(0.21)	$(0.13)
Non-GAAP net loss per share - diluted (i)	$(0.32)	$(0.07)	$(0.06)

Management believes the presentation of these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provides meaningful supplemental information regarding the Company’s operating performance. Our management uses these non-GAAP financial measures in assessing the Company’s operating results, as well as when planning, forecasting and analyzing future periods and these non-GAAP measures allow investors to evaluate the Company’s financial performance using some of the same measures as management. Management views share-based compensation as an expense that is unrelated to the Company’s operational performance as it does not require cash payments and can vary in amount from period to period and the elimination of amortization charges provides better comparability of pre and post-acquisition operating results and to results of businesses utilizing internally developed intangible assets. Manufacturing transition costs relate principally to employee severance related to moving certain manufacturing activities to Asia in order to reduce costs. Management has excluded these costs primarily because they are not reflective of the ongoing operating results and they are not used to assess ongoing operational performance. Other acquisition costs and inventory step-up have been excluded by management as they are unrelated to the core operating activities of the Company and the frequency and variability in the nature of the charges can vary significantly from period to period. Excluding this data provides investors with a basis to compare Cohu’s performance against the performance of other companies without this variability. However, the non-GAAP financial measures should not be regarded as a replacement for corresponding, similarly captioned, GAAP measures. The presentation of non-GAAP financial measures above may not be comparable to similarly titled measures reported by other companies and investors should be careful when comparing our non-GAAP financial measures to those of other companies.

(a)	(23.1)%, (11.2)% and (7.0)% of net sales, respectively.
(b)	To eliminate compensation expense for employee stock options, stock units and our employee stock purchase plan.
(c)	To eliminate the amortization of intangible assets acquired in the acquisitions of; Ismeca, Duma Video, and Rasco for the three months ended March 30, 2013, Duma Video and Rasco for the three months ended December 29, 2012 and Rasco for the three months ended March 31, 2012.
(d)	To eliminate manufacturing transition costs.
(e)	To eliminate professional fees and other direct incremental expenses incurred related to the acquisition of Ismeca.
(f)	To eliminate the inventory step-up costs incurred related to the acquisition of Ismeca.
(g)	(14.6)%, (3.8)% and (3.1)% of net sales, respectively.
(h)	To adjust the provision for income taxes related to the adjustments described above based on applicable tax rates.
(i)	Computed using number of GAAP diluted shares outstanding for each period presented.